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                                                               EXHIBIT (a)(11)

                               JOINT NEWS RELEASE


Tuesday, December 7, 1999
FOR IMMEDIATE RELEASE
Contact:
Vallen Corporation (James Thompson or Leighton Stephenson): (713) 462-8700 Hagemeyer P.P.S. North America, Inc. (David G. Gundling): (770) 541-6151

               VALLEN AND HAGEMEYER ANNOUNCE ANTITRUST CLEARANCE
                        FOR HAGEMEYER TO ACQUIRE VALLEN

HOUSTON, TEXAS; ATLANTA, GEORGIA: December 7, 1999 - Vallen Corporation (NASDAQ: VALN) and Hagemeyer P.P.S. North America, Inc. jointly announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the tender offer for all of the issued and outstanding stock of Vallen has expired, thereby clearing the way for Hagemeyer P.P.S. North America, Inc. to proceed with its acquisition of Vallen.

As previously announced, on November 14, 1999, Vallen and Hagemeyer P.P.S North America, Inc. signed a definitive agreement for the acquisition of Vallen through a cash tender offer and merger at a price of $25.00 in cash for each Vallen share. Unless extended, the tender offer is scheduled to expire at midnight on Friday, December 17, 1999.

The parent company of Hagemeyer P.P.S. North America, Inc. is Hagemeyer, N.V., an international marketing and distribution company with operations in Europe, North America and the Asia-Pacific region. The Hagemeyer group operates in over 60 countries and has approximately 22,000 employees world wide. Hagemeyer's shares are listed on the stock exchange in Amsterdam and form part of the AEX index.

Vallen Corporation, through its operating subsidiaries, is engaged in providing integrated safety products and related services as well as other industrial MRO products to customers, including total safety solutions programs in customers' working environments. Its manufacturing facilities under Encon Safety Products, Inc. produce a variety of safety products and other products for industrial and commercial application, including emergency shower and eyewash fountains for industrial usage, and a broad line of non-prescription safety eyewear distributed throughout North and South America. Vallen operates from 162 locations, including 69 onsite/just in time locations throughout North America and in Chile.